NEWS RELEASE

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES SECOND QUARTER RESULTS

DECLARES 52nd CONSECUTIVE QUARTERLY DIVIDEND

Acton, Massachusetts, August 4, 2009 -- Psychemedics Corporation (NASDAQ:PMD) today announced second quarter financial results for the period ended June 30, 2009.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of September 4, 2009 to be paid on September 18, 2009.  This will be the Company’s 52nd consecutive quarterly dividend.

The Company’s revenue for the quarter ended June 30, 2009 was $3.9 million versus $6.2 million for the quarter ended June 30, 2008.  Net income for the quarter ended June 30, 2009 was $174 thousand or $0.03 per share, versus $1.0 million or $.20 per share, for the comparable period last year. The Company's revenue for the six months ended June 30, 2009 was $8.0 million, as compared to $11.9 million for the comparable period of 2008.  Net income for the six months ended June 30, 2009 was $213 thousand or $0.04 per diluted share, as compared to last year during which the Company earned $1.9 million or $0.36 per share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "As we all see in the daily news, the jobs market is incredibly tough.  The economy continues to shed record numbers of jobs. Corporations are still cutting back costs and employees are facing the most difficult hiring environment in their lives.  We are operating in the biggest employment slump of any recession in the last eight decades.  Consequently, workplace drug testing is at a low point.”

“However, Psychemedics’ continued profitability and strong financial condition (no debt, $5.0 million in cash) are helping us to successfully navigate these turbulent waters.  We are pursuing several potential opportunities in our domestic and international markets, including the previously announced BUPA contract, which we believe will result in future growth.  At the same time, we have made necessary adjustments in our cost structure, including a company-wide wage and salary reduction.  Our focus continues to be on maintaining our profitability and positioning our company for strong long term growth.”

Kubacki concluded, “Our directors remain confident in the long-term future of Psychemedics and are committed to rewarding shareholders.  Therefore, we are pleased to declare our 52nd consecutive quarterly dividend.  In order to be conservative due to the uncertain length of this recession, we have made the decision to adjust the quarterly dividend to $0.12/share."

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue	$3,934,923	$6,211,077	$8,013,760	$11,919,941
Direct Costs	1,829,097	2,434,913	3,816,008	4,822,215

Gross Profit	2,105,826	3,776,164	4,197,752	7,097,726

General & Administrative expense	879,367	1,095,015	1,921,861	2,117,318
Marketing & Selling expense	810,934	902,726	1,682,399	1,701,371
Research & Development expense	117,517	119,714	242,563	237,494

Total Operating Expenses	1,807,818	2,117,455	3,846,823	4,056,183

Operating Income	298,008	1,658,709	350,929	3,041,543
Interest Income	7,083	73,191	22,589	184,962

Net Income Before Provision for Income Taxes	305,091	1,731,900	373,518	3,226,505

Provision for Income Taxes	130,710	699,000	160,613	1,304,000

Net Income	$174,381	$1,032,900	$212,905	$1,922,505

Basic net income per share	$0.03	$0.20	$0.04	$0.37

Diluted net income per share	$0.03	$0.20	$0.04	$0.36

Dividends declared per share	$0.12	$0.17	$0.29	$0.32

Weighted average common shares outstanding, basic	5,178,545	5,224,328	5,184,612	5,222,098

Weighted average common shares outstanding, diluted	5,190,632	5,286,408	5,197,487	5,280,577

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
UNAUDITED

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$4,954,122	$6,630,119
Accounts receivable, net of allowance for doubtful accounts
of $173,116 in 2009 and $246,462 in 2008	2,828,941	3,398,455
Prepaid expenses	851,753	1,023,841
Other current assets	262,079	82,045
Deferred tax assets	531,083	449,398

Total Current Assets	9,427,978	11,583,858

Fixed Assets
Equipment & leasehold improvements	10,907,974	10,877,479
Less accumulated depreciation	(10,230,991)	(10,047,755)

Net Fixed Assets	676,983	829,724

Deferred tax assets, long term	139,021	139,021
Other assets	84,567	75,183

Total Assets	$10,328,549	$12,627,786

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Current Liabilities:
Accounts payable	$353,237	$644,894
Accrued expenses	821,193	1,268,924
Deferred revenue	58,905	154,080

Total Current Liabilities	1,233,335	2,067,898

Shareholders' Equity
Preferred stock, $0.005 par value, 872,521 shares authorized, no shares issued or outstanding
Common stock, $0.005 par value; 50,000,000 shares authorized
5,861,554 shares issued in 2009 and 5,843,068 shares issued in 2008	29,308	29,216
Paid-in capital	27,287,255	27,118,743
Accumulated deficit	(8,167,985)	(6,614,114)
Less - Treasury stock, at cost, 664,523 shares in 2009 and 647,304 shares in 2008	(10,053,364)	(9,973,957)

Total Shareholders' Equity	9,095,214	10,559,888

Total Liabilities & Shareholders' Equity	$10,328,549	$12,627,786